CorEnergy Declares Common and Preferred Dividends

KANSAS CITY, Mo.- July 29, 2021 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors declared a second quarter 2021 dividend of $0.05 per share for its common stock, consistent with the preceding quarter. The dividend is payable on August 31, 2021, to shareholders of record on August 17, 2021.
The Board of Directors also declared a cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on August 31, 2021, to shareholders of record on August 17, 2021.
Additionally, the Company's Board of Directors authorized the declaration of dividends on the Company's 4.00% Series B Redeemable Convertible Preferred Securities ("Series B Preferred") and shares of the Company's 9.00% Series C Exchangeable Preferred Securities ("Series C Preferred") as if they had been outstanding, in accordance with the terms of the Crimson Midstream Holdings, LLC Agreement.
About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) is a real estate investment trust that owns and operates or leases regulated natural gas transmission and distribution and crude oil gathering, storage and transmission pipelines and associated rights-of-way. For more information, please visit corenergy.reit.
Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.